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                                                                  EXHIBIT 99.1

[LOGO]  JEFFERSON SAVINGS
        BANCORP, INC.
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FOR IMMEDIATE RELEASE                           FOR MORE INFORMATION
                                                Paul J. Milano
                                                Chief Financial Officer
                                                (314) 227-3000


NASDAQ Symbol:  JSBA
In newspaper stock tables generally JeffSvg


                           JEFFERSON SAVINGS BANCORP
                        REALLOCATES LOAN LOSS RESERVES
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ST. LOUIS, June 6, 1997 ... Jefferson Savings Bancorp, Inc. (the Company) today announced that it has reallocated $2.6 million of its allowance for loan losses from Jefferson Savings and Loan Association, F.A. (Missouri Subsidiary) to First Federal Savings Bank of North Texas (Texas subsidiary) retroactive to December 31, 1996. This reallocation reflects the results of the Company's discussions with Office of Thrift Supervision (OTS) examiners as to appropriate reserve levels at the Texas and Missouri Subsidiaries following a recently completed OTS examination as of December 31, 1996. The reallocation was not the result of an increase in non-performing loans or other assets but merely reflects the Company's changing lending patterns whereby the majority of its new lending is in the North Texas market.

This reallocation has no effect on the Company's consolidated financial statements as of December 31, 1996, nor on the consolidated financial statements as of March 31, 1997. There is also no effect on the Company's overall allowance for loan losses. Management believes that reserve levels continue to be adequate at both the Missouri and Texas Subsidiaries.

While the reallocation had no effect on the Company's consolidated capital levels, it did change the capital levels at the separate thrifts. Accordingly the company has filed amended Thrift Financial Reports for both the Missouri and Texas Subsidiaries for December 31, 1996 and March 31, 1997. However, each subsidiary continues to be in compliance with all of its regulatory capital requirements.

      14915 Manchester Road . Ballwin, Missouri  63011 .  (314) 227-3000